[English Translation]

Lease Agreement No 63/NA/2009

concluded in Poznań on June 22, 2009, by and between:

“Stomil-Poznań” S.A. with its seat in Poznań (61-361), 18 Starołęcka St, registered in the District Court for Poznań – Nowe Miasto and Wilda in Poznań, VIII Business Division of the National Court Register, under the KRS No 0000116560, NIP No 7770020717, Regon No 630011444,
represented by:
1.	Andrzej Klimek – President of the Management Board
2.	Robert Małłek – Vicepresident of the management Board
hereinafter referred to as the Lessor,

and

“Sunset suits” S.A. with its seat in Poznań (61-758), 57 Garbary St., registered in the District Court for Poznań – Nowe Miasto and Wilda in Poznań, VIII Business Division of the National Court Register, under the KRS No 0000265620, NIP No 7781439259, Regon No 300388584,
represented by:
1.	Mirosław Kranik – President of the Management Board
hereinafter referred to as the Lessee,

of the following content:

§ 1
Subject of the Lease

1.	The Lessor declares that it is the owner of the built-up real estate located in Poznań at 18 Starołęcka Street.
2.
The Lessor grants the lease of and the Lessee leases the business premises located in the administrative building located in Poznań at 18 Starołęcka Street, on the II floor, marked on the picture constituting appendix No 1 to this agreement, in the size of, appropriately, 15.5 m2 and 13.7 m2. The total amount of the leased space amounts to 31.2 m2.

3.	The hand over of the leased business premises to the Lessee shall take place on the basis of a hand-over protocol.
4.	The Lessee declares that it has acknowledged the technical conditions and the furnishings of the premises, and accepts them.

§ 2
Amount and payment dates of the rent

1.
The Lessee shall pay the Lessor a monthly rent in the net amount of PLN 35.00 for 1m2, i.e. 31.2 x 35.00 = PLN 1,092 per month for the lease. VAT tax in the amount calculated in accordance to the binding provisions of law shall be added to the amount of rent.

2.	The Lessee shall pay the rent in advance in the amount specified in point 1 above until the 14 day of each calendar month, on the basis of a VAT invoice issued by the Lessor.

[English Translation]

3.
The Lessor once in a calendar year has the right to perform indexation of the rent by the annual rate of increase of prices of consumer goods and services that is announced by the President of the National Statistical Office in the Monitor Polski journal. The first indexation of the rent amount can take place after the announcement by the President of the National Statistical Office of the indexation rate for the year 2009. The indexation of the rent amount shall not constitute a change of the terms and conditions of this agreement and does not require the conclusion of an annex.

4.	The rent amount includes the following elements:
•	Electricity,
•	Central heating,
•	Water and sewage.
VAT tax in the amount calculated in accordance to the binding provisions of law shall be added to the amounts specified above.
5.	The Lessee authorizes the Lessor to issue VAT invoices without its signature.
6.	The parties mutually agree that the payment date of the invoices shall be the date the due amounts are accrued on the bank account of the Lessor.
7.	In case of delay in payment by the Lessee, the Lessor has the right to calculate statutory interest.

§ 3
The Obligations of the Lessor

The Lessor makes an obligation to, in particular:
1.
Assure the proper functioning of the technical appliances in the building that allow the Lessee to use the light and heating in the premises, water installations and also other appliances that belong to the furnishings of the premises or building.

2.	Keep the premises and appliances present in the building that are deemed for common use in proper condition, keep the premises in order and clean shape.

§ 4
The Obligations of the Lessee

1.
The Lessee has an obligation to use the premises in accordance to their purpose connected with the commercial operations conducted by this entity and which does not endanger the surroundings and natural environment, and maintain them in a good technical, sanitary and esthetic condition.

2.	The Lessee has an obligation to conduct at its own cost and with its own sources the conservation and repairs of the leased premises and of its furnishings.
3.	The Lessee has an obligation to conduct, at its own cost and with its own sources, the disposal of garbage and waste resulting from the commercial operations conducted in the premises.
4.
All technical changes and improvements of the subject of the lease may be made by the Lessee upon the prior written consent of the Lessor. The costs of the changes shall be borne by the Lessee without any right of reimbursement.

5.	The Lessee makes an obligation to observe the disciplinary and fire regulations.

[English Translation]

6.	The Lessee, without the prior written consent of the Lessor, cannot sublease the leased premises or allow their free use by third parties.
7.	The Lessee, without the prior written consent of the Lessor, cannot assign the rights and obligations under this agreement, otherwise null and void.
8.
The Lessee has an obligation to inform the Lessor of any and all changes related to its commercial operations, in particular, changes to the name, legal form, registered address, manner of representation. In case of negligence of the obligation to provide a change of the address, correspondence sent by registered mail with confirmation of receipt to the last address shall be deemed delivered even if it not received.

9.
After the termination of the lease agreement the Lessee has an obligation to return the premises clean, emptied of all belongings of the Lessee, in a non-deteriorated condition taking under account the regular use of premises.

10.	The return of the subject of the lease shall take place not later than on the last day of the agreement and on the basis of a return protocol.
11.	The parties may agree on a different date of the return of the subject of the lease.
12.
Not emptying the premises and not returning the premises on the last day of the lease agreement shall result in the calculation of a contractual penalty in the amount equal to the rent due for three months, for each commenced calendar month during which the Lessee unlawfully occupies the premises of the Lessor.

§ 5
Insurance

1.	The Lessor declares that the building in which the leased premises are located is insured from fire and other random events.
2.	The Lessee, in its own scope, has an obligation to insure the furnishings entered into the premises.
3.	The Lessor is not liable for any losses in the property of the Lessee that occurred due to random events.

§ 6
Deposit

1.
As security for the claims of the Lessor for the payment of rent and additional charges, and any potential damages in the subject of the lease, the Lessee shall transfer to the bank account of the Lessor (Bank Millenium, bank account No: 90 1160 2202 0000 0000 6089 2486) on the day of acquiring the premises, the amount of PLN 1,092.00 (one thousand nine two Polish zloties) that constitutes the equivalent of a one months’ rent.

2.
The amount of deposit, without any interest and indexation, shall be returned to the Lessee on the day of the return of the subject of the lease, provided that the Lessor shall not have any claims against the Lessee under the Agreement.

3.	The deposit, on the day of terminating the agreement, may be calculated for the benefit of receivables due to the Lessor from the Lessee.

[English Translation]

§ 7
Term of the agreement

1.	The agreement is concluded for an indefinite period of time, commencing on 22.06.2009.
2.	The parties can terminate the agreement at any time on the basis of a mutual agreement.
3.	Each party has the right to terminate the agreement upon a 3-months notice of termination, with effect at the end of a calendar month.
4.	The Lessor has the right to terminate this agreement without notice of termination and with immediate effect, in the following cases:
•	The Lessee is in delay with payment of rent or additional charges mentioned in point 2.5 of this agreement, for two payment periods,
•	The Lessee grossly or persistently breeches disciplinary rules,
•	The Lessee grossly breeches the provisions of this agreement.
5.	The termination of this agreement in the manner described in point 7.4 does not require a prior summons of the Lessee for payment or seizure of breech.

§ 8
Miscellaneous

1.	Each amendment of the provisions of this agreement requires a written annex, otherwise null and void.
2.	With respect to cases not regulated in this agreement, provisions of the Civil Code and other relevant provisions of law shall apply.
3.	Any and all disputes that arise on the basis of this agreement shall be resolved by a court appropriate for the seat of the Lessor.
4.	This agreement was executed in two counterparts, one for each party.

Lessor	Lessee